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           Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genworth Life and Annuity Insurance Company:

We consent to the use of our report dated April 11, 2014 with respect to the Genworth Life and Annuity Insurance Company and subsidiaries' consolidated financial statements and the use of our report dated April 10, 2014 with respect to Genworth Life & Annuity VA Separate Account 2 included in the Statement of Additional Information which is part of the registration statement (No. 333-133425) on Form N-4 and to the reference to our firm under the heading "Experts" in the Statement of Additional Information.

/s/ KPMG LLP

Richmond, Virginia
April 23, 2014